Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

KUBOTA CORPORATION

(Kabushiki Kaisha Kubota)

(Amended on June 19, 2009)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company shall be “Kabushiki Kaisha Kubota” and in English, “KUBOTA CORPORATION”.

Article 2. (Object)

The object of the Company shall be to engage in the following business:

1.	Manufacture, sale and laying work of cast iron pipe, various kinds of pipe and fittings thereof;

2.	Manufacture and sale of castings, powder-metallurgy products and ceramic and other moldings;

3.	Manufacture and sale of internal combustion engines, automobiles, agricultural machinery and ancillary farming products;

4.	Manufacture, sale and installation of construction machinery, machine tools, pumps, valves, various kinds of industrial machinery and other machinery;

5.	Manufacture, sale and installation of weighing, measuring and control equipment, electrical, electronic and communication machinery and equipment, automatic vending machines and automatizing machinery and equipment;

6.	Manufacture and sale of various kinds of materials for civil engineering and construction as well as various kinds of machinery and equipment for houses;

7.	Construction and civil engineering, and planning, manufacture, supervision, performance and sale of, and contracting for, houses, building structures, steel-frame structures and storage facilities and equipment;

8.	Sale, purchase, lease and management of real estate and development of residential land;

9.	Planning, manufacture, engineering and construction of, and contracting for, various environmental control devices and equipment and various plants;

10.	Treatment, recovery and recycling business of various kinds of wastewater, exhaust gas and contaminated soil;

11.	Treatment, recovery and recycling business of municipal and industrial wastes;

12.	Manufacture and sale of chemicals for household use and for environmental control devices and equipment as well as bioproducts;

13.	Manufacture, processing and sale of synthetic resins and other chemical synthetic products;

14.	Development and sale of information processing and communication systems, and computer software;

15.	Operation of facilities for sports, lodging, training, health and medical care, recuperation and recreation;

16.	Road cargo transportation business, water transportation business and warehousing business;

17.	General leasing business;

18.	Personnel dispatching agency business;

19.	Business of soliciting life insurance, casualty insurance agency business and insurance agency business pursuant to the Automobile Injury Compensation Law;

20.	Fee-charging employment agency;

21.	Accounting and payroll administration services;

22.	Copying, printing and bookbinding businesses;

23.	Any consulting business relating to each of the foregoing items; and

24.	Any other business ancillary to or relating to any of the foregoing items.

Article 3. (Location of Head Office)

The head office of the Company shall be located in Osaka City.

Article 4. (Offices, board and auditor)

In addition to shareholders’ meeting and directors, there shall be following offices, board and auditor for the Company:

1.	Board of Directors;

2.	Corporate Auditors;

3.	Board of Corporate Auditors; and

4.	Auditing Firm [kaikei-kansaninn, in the Japanese language].

Article 5. (Method of public notice)

Public notice of the Company shall be given by electronic means; provided, however, that if notice cannot be conveyed through electronic means due to accidents or any other causes beyond the reasonable control of the Company, notice may be given in “The Nihon Keizai Shimbun”.

CHAPTER II. SHARES

Article 6. (Total Number of Shares authorized to be issued)

The total number of shares authorized to be issued by the Company shall be One Billion Eight Hundred Seventy Four Million Seven Hundred Thousand (1,874,700,000) shares.

Article 7. (Acquisition of treasury stock)

The Company may acquire treasury stock under Article 165, clause 2 of the Corporate Law of Japan by a resolution of a meeting of the Board of Directors.

Article 8. (Number of Shares Constituting One Share Unit)

The number of shares constituting one share unit [tangen, in the Japanese language] of the Company shall be One Thousand (1,000) shares.

Article 9. (Right to Less Than One Share Unit Shares)

A shareholder of the Company may not exercise any right in relation to his or her less than one share unit shares other than the rights stipulated in each of the following items:

1.	The rights set out in each item of Article 189, clause 2 of the Corporate Law;

2.	The rights set out in the provisions of Article 166, clause 1 of the Corporate Law;

3.	The rights to accept allotment of shares and share purchase warrants in proportion to the amount of shares held by the shareholders; and

4.	The right to make a request stipulated in the following Article.

Article 10. (Make-up Purchase of Less Than One Share Unit Shares)

Any shareholder who has less than one share unit [tangen, in Japanese language] shares of the Company is entitled to request the Company to sell to the shareholder such an amount of shares which would make the total of the shares sold and the less than one share unit [tangen, in Japanese language] shares owned by the shareholder an integral one share unit [tangen, in Japanese language] shares of the Company, in accordance with the Share Handling Regulations.

Article 11. (Shareholder register agent)

1)	The Company shall appoint a shareholder register agent of the Company.

2)	The shareholder register agent and its handling office shall be determined by a resolution of the Board of Directors.

3)	The shareholder register agent is entrusted to make, revise, maintain the register of shareholders and the register of share purchase warrant, and to handle any other matters relating to such documents, and the Company itself shall not handle any such business.

Article 12. (Share Handling Regulations)

In addition to those provided in applicable laws and ordinances and these Articles of Incorporation, handling of shares of the Company and relevant fees shall be governed in accordance with the Share Handling Regulations adopted by the Board of Directors.

CHAPTER III. GENERAL MEETINGS OF SHAREHOLDERS

Article 13. (Convocation of General Meeting of Shareholders)

An ordinary general meeting of shareholders shall be convened in June each year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 14. (Record date for ordinary general meeting of shareholders)

The record date with respect to voting rights at an ordinary general meeting of shareholders shall be March 31 of each applicable year.

Article 15. (Chairman of General Meeting of Shareholders)

The President-Director shall act as chairman of a general meeting of shareholders and in case the President-Director is unable to act, one of the other Directors, in the order of priority predetermined by resolution of the Board of Directors, shall act in his place.

Article 16. (Disclosure via Internet and deemed furnishing of reference materials, etc. for general meeting of shareholders)

In convening a general meeting of shareholders, if the Company discloses information to be stated or indicated in reference materials, business reports, financial statements and consolidated financial statements for the general meeting of shareholders through the Internet in compliance with the Ministry of Justice Ordinance, the Company shall be deemed to have furnished such documents to the shareholders.

Article 17. (Method of Adopting Resolution of General Meeting of Shareholders)

1) Unless otherwise provided by law or ordinance or these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of shareholders present who are entitled to exercise their voting rights at such meetings.

2) To adopt a resolution provided for in Article 309, clause 2 of the Corporate Law, there shall be present thereat shareholders aggregately holding one-third (1/3) or more of the total number of voting rights of all shareholders who would be entitled to exercise their voting rights thereat and such a resolution shall be adopted by two-thirds (2/3) or more of the votes of such shareholders present.

Article 18. (Exercise of Voting Right by Proxy)

The voting right of a shareholder may be exercised by a proxy who is also a shareholder of the Company who has voting right; provided, however, that the shareholder or the proxy must submit to the Company the document evidencing his/her power of representation at each general meeting of shareholders prior to the opening of such meeting.

Article 19. (Adjournment of Meeting and Change of Place of Meeting)

The chairman, whenever it is deemed necessary for orderly transaction of the business at the meeting, may adjourn the meeting or change the place of meeting.

CHAPTER IV. DIRECTORS AND BOARD OF DIRECTORS

Article 20. (Number of Directors and Method of Election)

1) The Company shall have no more than than ten (10) Directors, who shall be elected at a general meeting of shareholders.

2) With respect to a resolution for election provided in the preceding paragraph, there shall be present thereat shareholders aggregately holding one-third (1/3) or more of the total number of voting rights of all shareholders who would be entitled to exercise their voting rights thereat and such a resolution shall be adopted by a majority of the votes of such shareholders present.

3) Cumulative voting shall not be used for election of Directors.

Article 21. (Term of Office of Directors)

The term of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last accounting year ending within one (1) year after their election as Director.

Article 22. (Representative Directors and Directors with Special Titles)

1) The Board of Directors shall, by its resolution, appoint the Representative Directors.

2) The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board of Directors, one (1) Vice Chairman of the Board of Directors, one (1) President-Director and one (1) or more Executive Vice President-Directors, Executive Managing Directors and Managing Directors.

Article 23. (Notice of Calling of Meeting of the Board of Directors)

Notice of calling of meeting of the Board of Directors shall be given to each Director and Corporate Auditor no later than three (3) days prior to the day of such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 24. (Method of Adopting Resolution of the Board of Directors)

1) A resolution of the Board of Directors shall be adopted by a majority of the votes at a meeting of Board of Directors at which a majority of the total number of the directors who are entitled to take part in the resolution are present.

2) If all Directors agree to a proposal with respect to a matter which is the purpose of the resolution of the meeting of Board of Directors in writing or by means of electromagnetic records and Corporate Auditors state no objection to such proposal, the Company deems that the resolution to approve such proposal has been made at the meeting of Board of Directors.

Article 25. (Board of Directors Regulations)

In addition to those provided in applicable law or ordinance and these Articles of Incorporation, matters regarding the Board of Directors shall be governed in accordance with the Board of Directors Regulations adopted by the Board of Directors.

Article 26. (Executive Officers)

The Company may, by the resolution of the Board of Directors, appoint Executive Officers.

CHAPTER V. CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 27. (Number of Corporate Auditors and Method of Election)

1) The Company shall have no more than six (6) Corporate Auditors, who shall be elected at a general meeting of shareholders.

2) With respect to a resolution for election provided in the preceding paragraph, there shall be present thereat shareholders aggregately holding one-third (1/3) or more of the total number of voting rights of all shareholders who would be entitled to exercise their voting rights thereat and such a resolution shall be adopted by a majority of the votes of such shareholders present.

Article 28. (Term of Office of Corporate Auditors)

The term of office of Corporate Auditors shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last accounting year ending within four (4) years after their election as Corporate Auditor; provided, however, that the term of office of any Corporate Auditor who is elected to fill a vacancy shall be the remaining term of office of his predecessor.

Article 29. (Full-time Auditors)

The Board of Corporate Auditors shall select a full-time Auditor or Auditors by a resolution of the Board of Corporate Auditors.

Article 30. (Notice of Calling of Meeting of Board of Corporate Auditors)

Notice of calling of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor no later than three (3) days prior to the date for such meeting; provided, however, that in case of urgency, such period may be shortened.

Article 31. (Method of Adopting Resolution of Board of Corporate Auditors)

Unless otherwise provided by law or ordinance, a resolution of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors.

CHAPTER VI. ACCOUNTS

Article 32. (Accounting Year)

The accounting year of the Company shall be one (1) year commencing on April 1 each year and ending on March 31 of the next following year.

Article 33. (Declaration of dividend, etc.)

Unless otherwise provided by law, matters stipulated in each item of Article 459, clause 1 of the Corporate Law, such as dividend distribution of surplus, shall be determined by a resolution of the Board of Directors of the Company.

Article 34. (Record date of dividend distribution of surplus)

1) The record date for dividend distribution of surplus for each accounting year shall be March 31 of each applicable year.

2) In addition to the preceding paragraph, the Company may distribute dividends of surplus based on other record date determined from time to time by the Company.

Article 35. (Interim dividend)

The Company may, by resolution of the Board of Directors, distribute interim dividends, the record date for which shall be September 30 each applicable year.

Article 36. (Prescription period of dividends)

If dividends are cash payment, the Company shall be relieved from the obligation to pay dividends in case that the payment thereof remains unclaimed for three (3) full years after the date of commencement of payment.